Exhibit 23.4

Consent of Savvian, LLC

We hereby consent to (i) the inclusion of our opinion letters, both dated January 28, 2007, to the Board of Directors of INTAC International, Inc. as Annexes N and O, respectively, to the Proxy Statement/Prospectus forming part of this Registration Statement on Amendment No. 3 to Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY—Recommendation of the INTAC Board of Directors", "SUMMARY—Opinions of INTAC's Financial Advisors", "RISK FACTORS—In connection with its opinion rendered to the INTAC board of directors on January 28, 2007, Savvian performed several financial analyses, each of which implied a significantly lower equity value of INTAC than the equity value implied by trading prices of shares of INTAC common stock as of the date of Savvian's opinion", THE MERGER AND THE DISTRIBUTION BUSINESS SALE—Background of the Merger and the Distribution Business Sale", "THE MERGER AND THE DISTRIBUTION BUSINESS SALE—INTAC's Reasons for the Merger and the Distribution Business Sale and Recommendation of the INTAC Board of Directors" and "THE MERGER AND THE DISTRIBUTION BUSINESS SALE—Opinions of INTAC's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of this Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SAVVIAN, LLC

	By:	/s/ GEOFFREY BALDWIN Name: Geoffrey Baldwin Title: Managing Director
June 19, 2007